Exhibit 10.12.4

February 9, 2005

Enpath Medical, Inc.

Attn: Mike Erdmann

15301 Highway 55 West

Minneapolis, MN 55447

Dear Mr. Erdmann:

Pursuant to the provisions of Section 5.1(f) of the Revolving Credit And Term Loan Agreement (the “Loan Agreement”) dated October 17, 2003, the Borrower agreed it would maintain Tangible Net Worth of not less than $10,000,000 at December 31, 2004.

Pursuant to the provisions of Section 5.1(g) of the Loan Agreement and as amended via Letter Amendment No. 1 dated March 18, 2004 and Letter Amendment No. 2 dated July 19, 2004, the Borrower agreed it would maintain a Senior Funded Debt Ratio to not be greater than 1.25 to 1.0 for the period ending December 31, 2004.

The Borrower’s financial statements for the period ending 12/31/04 indicate the Borrower violated the aforementioned Tangible Net Worth and Senior Funded Debt Ratio covenants.  The Borrower has requested waiver of such covenant violations.

M&I Marshall & Ilsley Bank (the “Bank”) hereby notifies the Borrower that the Bank agrees to waive, and by issuance of this letter do hereby waive, the aforementioned covenant violations.  This waiver is solely for the requirements described above and shall not constitute a waiver or amendment by the Bank of any other covenant or term under the Loan Agreement.  The Loan Agreement remains in full force and effect, except as specifically waived by the terms herein.

Sincerely,

/s/ Steve Nolander

Commercial Banking Officer